Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2016 First Quarter Results
MALVERN, Pa. (May 10, 2016) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2016 first quarter ended April 2, 2016.
Highlights:

•	First quarter net revenues of $56.6 million.

•	First quarter adjusted diluted earnings per share of $0.13.

•	New products - advanced sensors’ revenue grew approximately 95% in the first quarter 2016 from the first quarter 2015, and approximately 42% from the fourth quarter 2015.

•	Fiscal year 2016 adjusted diluted earnings per share reaffirmed - in the range of $0.80 to $1.00 - at constant exchange rates as of the first quarter of 2016.

•	Announced Pacific Instruments acquisition, a designer and manufacturer of high-performance data acquisition systems.

Ziv Shoshani, VPG’s chief executive officer said, “Revenues this quarter, which are flat compared with our first quarter 2015 revenues, included the effects of the weak global steel environment and a $1.2 million negative foreign exchange rate impact versus last year’s first quarter, due to the strengthening of the U.S. dollar. While global economic conditions remain soft, we are encouraged that our consolidated book-to-bill increased sequentially to 1.03, from 0.95 in the fourth quarter of 2015.”
Net revenues for the first quarter of 2016 were $56.6 million, flat compared with $56.6 million of net revenues for the prior year period. Comparing sequential results, net revenues for the first quarter of 2016 decreased by $2.3 million, or 3.9%, from $58.9 million in the fourth quarter of 2015.
Net earnings attributable to VPG stockholders for the first quarter of 2016 were $0.6 million, or $0.05 per diluted share, compared to net earnings attributable to VPG stockholders for the first quarter of 2015 of $0.9 million, or $0.06 per diluted share.
The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended
	April 2, 2016	March 28, 2015
Net earnings attributable to VPG stockholders	$480	$860

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	296	—
Acquisition costs	62	—
Restructuring costs	675	78

Reconciling items affecting income tax expense
Tax effect of adjustments for purchase accounting, acquisition costs, restructuring costs, and discrete tax item	(179)	16
Adjusted net earnings attributable to VPG stockholders	$1,692	$922

Adjusted net earnings per diluted share	$0.13	$0.07

Weighted average shares outstanding - diluted	13,399	13,960

Segments
The Foil Technology Products segment revenues were $26.3 million in the first quarter of 2016, up 5.0% from $25.1 million in the first quarter last year, and up 0.3% from $26.2 million in the fourth quarter of 2015. The gross margin for the segment increased to 42.3% for the first quarter of 2016 compared to 41.4% in the first quarter last year, and up from 36.5% in the fourth quarter of 2015. The gross margin increased from the comparable prior year period primarily due to higher volume. The sequential gross margin increase was primarily due to the realization of savings related to our previously announced cost reduction programs and fourth quarter adjustments.
The Force Sensors segment revenues of $14.8 million in the first quarter of 2016 were down 2.6% compared to $15.2 million in the first quarter last year, and were down 4.8% from $15.6 million in the fourth quarter of 2015. Decreased year-over-year revenues are attributable primarily to $0.3 million of negative exchange rate impact. The decrease in sequential revenues is attributable to lower volume. The gross margin for the segment was 18.4% in the first quarter of 2016 versus 21.8% in the first quarter of 2015, and 20.2% in the fourth quarter of 2015. The gross margin for the quarter decreased from the comparable prior year period primarily due to a reduction in inventory. The sequential gross margin decrease is mainly due to lower volume.
The Weighing and Control Systems segment revenues were $15.5 million in the first quarter of 2016, down 5.1% from $16.3 million in the first quarter last year, and down 9.4% from $17.1 million in the fourth quarter of 2015. Decreased year-over-year revenues were attributable to $0.8 million of negative foreign exchange rate effects and a slowdown in the steel industry, partially offset by the acquisition of Stress-Tek. The sequential decrease is attributable to lower volume in the steel industry, process weighing in Europe, and onboard weighing in the U.S., partially offset by the acquisition of Stress-Tek. The gross margin for the segment was 38.3% in the first quarter of 2016 (40.2% excluding the Stress-Tek acquisition purchase accounting adjustments of $0.3 million) versus 44.6% in the first quarter of 2015 and 47.0% in the fourth quarter of 2015 (47.8% excluding the KELK acquisition purchase accounting adjustment of $0.1 million). The year-over-year decrease in gross margin is primarily due to the negative effects of foreign exchange rates and unfavorable product mix. Sequentially, gross margin decreased due to lower volume.
Outlook
Mr. Shoshani concluded, “In light of global economic conditions, we expect net revenues in the range of $57 million to $62 million for the second quarter of 2016. We are reaffirming our expectation for fiscal year 2016 adjusted diluted earnings per share to be in the range of $0.80 to $1.00, at constant exchange rates as of the first quarter of 2016.”
Conference Call and Webcast
A conference call will be held today (May 10, 2016) at 10:00 a.m. EST (9:00 a.m. CDT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 1939174, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317- 0088 and by using the passcode: 10079715. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; changes in the current pace of economic recovery; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system, and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com
###

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	April 2, 2016	March 28, 2015
Net revenues	$56,629	$56,608
Costs of products sold	36,854	35,629
Gross profit	19,775	20,979
Gross profit margin	34.9%	37.1%

Selling, general, and administrative expenses	18,048	18,748
Acquisition costs	62	—
Restructuring costs	675	78
Operating income	990	2,153
Operating margin	1.7%	3.8%

Other income (expense):
Interest expense	(328)	(187)
Other	425	(929)
Other income (expense) - net	97	(1,116)

Income before taxes	1,087	1,037

Income tax expense	591	190

Net earnings	496	847
Less: net earnings (loss) attributable to noncontrolling interests	16	(13)
Net earnings attributable to VPG stockholders	$480	$860

Basic earnings per share attributable to VPG stockholders	$0.04	$0.06
Diluted earnings per share attributable to VPG stockholders	$0.04	$0.06

Weighted average shares outstanding - basic	13,178	13,746
Weighted average shares outstanding - diluted	13,399	13,960

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 2, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$61,380	$62,641
Accounts receivable, net	35,235	35,553
Inventories:
Raw materials	15,498	15,062
Work in process	21,362	20,289
Finished goods	20,196	20,849
Inventories, net	57,056	56,200

Prepaid expenses and other current assets	8,621	7,814
Total current assets	162,292	162,208

Property and equipment, at cost:
Land	3,631	3,639
Buildings and improvements	55,288	55,003
Machinery and equipment	86,834	84,409
Software	7,319	7,284
Construction in progress	2,561	2,288
Accumulated depreciation	(98,480)	(95,992)
Property and equipment, net	57,153	56,631

Goodwill	12,949	12,603

Intangible assets, net	18,026	17,683

Other assets	14,761	14,622
Total assets	$265,181	$263,747

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 2, 2016	December 31, 2015
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,903	$8,004
Payroll and related expenses	12,698	13,888
Other accrued expenses	15,524	16,604
Income taxes	788	527
Current portion of long-term debt	2,173	2,120
Total current liabilities	40,086	41,143

Long-term debt, less current portion	30,539	31,037
Deferred income taxes	334	334
Other liabilities	7,497	7,195
Accrued pension and other postretirement costs	11,534	11,597
Total liabilities	89,990	91,306

Commitments and contingencies

Equity:
Common stock	1,277	1,276
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	190,694	190,436
Retained earnings	22,807	22,327
Accumulated other comprehensive loss	(31,118)	(33,121)
Total Vishay Precision Group, Inc. stockholders' equity	174,998	172,256
Noncontrolling interests	193	185
Total equity	175,191	172,441
Total liabilities and equity	$265,181	$263,747

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Three fiscal months ended
	April 2, 2016	March 28, 2015
Operating activities
Net earnings	$496	$847
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	2,746	2,787
(Gain) loss on disposal of property and equipment	(15)	2
Share-based compensation expense	356	267
Inventory write-offs for obsolescence	363	480
Other	(826)	967
Net changes in operating assets and liabilities:
Accounts receivable, net	915	(546)
Inventories, net	(866)	(3,518)
Prepaid expenses and other current assets	(795)	(775)
Trade accounts payable	791	(42)
Other current liabilities	(2,514)	(2,818)
Net cash provided by (used in) operating activities	651	(2,349)

Investing activities
Capital expenditures	(2,191)	(2,800)
Proceeds from sale of property and equipment	28	—
Net cash used in investing activities	(2,163)	(2,800)

Financing activities
Principal payments on long-term debt and capital leases	(531)	(1,280)
Purchase of treasury stock	—	(1,231)
Distributions to noncontrolling interests	(8)	(16)
Net cash used in financing activities	(539)	(2,527)
Effect of exchange rate changes on cash and cash equivalents	790	(1,754)
Decrease in cash and cash equivalents	(1,261)	(9,430)

Cash and cash equivalents at beginning of period	62,641	79,642
Cash and cash equivalents at end of period	$61,380	$70,212

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended
	April 2, 2016	March 28, 2015
Gross profit	$19,775	$20,979
Gross profit margin	34.9%	37.1%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	296	—

Adjusted gross profit	$20,071	$20,979
Adjusted gross profit margin	35.4%	37.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended
	April 2, 2016	March 28, 2015
Net earnings attributable to VPG stockholders	$480	$860

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	296	—
Acquisition costs	62	—
Restructuring costs	675	78

Reconciling items affecting income tax expense
Tax effect of adjustments for purchase accounting, acquisition costs, restructuring costs, and discrete tax item	(179)	16
Adjusted net earnings attributable to VPG stockholders	$1,692	$922

Adjusted net earnings per diluted share	$0.13	$0.07

Weighted average shares outstanding - diluted	13,399	13,960